Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS FIRST QUARTER 2010 RESULTS
Lake Forest, IL, April 19, 2010 — Packaging Corporation of America (NYSE: PKG) today reported first quarter 2010 net income of $19 million, or $0.19 per share. Reported results include a $9 million, or $0.09 per share, addition to income from alternative fuel mixture tax credits generated in 2009, and an after-tax charge of $2.5 million, or $0.02 per share, from asset disposals related to the Counce and Valdosta mills major energy projects and the announced closure of the Ackerman, Mississippi sawmill. Net sales for the first quarter were $551 million compared to $512 million in the first quarter of 2009.
Excluding the additional income from 2009 alternative fuel mixture tax credits and the asset disposal and closure charges, earnings were $12 million, or $0.12 per share, versus first quarter 2009 earnings of $26 million, or $0.25 per share. The decrease in earnings per share, compared to last year, was driven by lower containerboard and corrugated products price and mix ($0.26) and higher recycled fiber ($0.06) and pulpwood costs ($0.03). These reductions were partially offset by higher volume ($0.16), lower energy costs ($0.04) and lower chemical costs ($0.02).
Corrugated products shipments per workday were up 12.4% over last year’s first quarter, and with one more workday this year, were up 14.2% in total. Outside sales of containerboard were up 40,000 tons, or 48%, over last year. Containerboard production was 569,000 tons after taking about 35,000 tons of downtime related to annual maintenance outages, energy project tie-in work and pulpwood shortages. Containerboard inventories at the end of March were about 12,000 tons below year-end levels.
Paul T. Stecko, Chairman and CEO of PCA, said, “Both our containerboard and corrugated products demand continued to strengthen and were up significantly over last year. Our first quarter box price increase went as planned and was essentially completed by April 1. Extremely wet weather conditions limited our pulpwood supply, which increased wood costs at our Counce mill more than expected and resulted in about 7,000 tons of unplanned downtime at the mill. Better weather conditions in March did allow us to rebuild wood inventories, and wood fiber costs have started to trend down.”
“Looking ahead to the second quarter,” Mr. Stecko added, “earnings are expected to be significantly higher driven primarily by higher containerboard and corrugated products pricing from our first quarter and our announced second quarter price increases. However, most of the earnings benefit from the second quarter price increases will not be realized until the third quarter when the pass-through to boxes is completed. We also expect higher box shipments and lower energy and wood fiber costs. Our Valdosta, Filer City and Tomahawk mills will be down for their annual maintenance outages during the quarter which will reduce production and increase costs. Considering all of these items, we currently estimate our second quarter earnings at about $0.30 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.15 billion in 2009. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 1st Quarter 2010 Earnings Conference Call

WHEN:	Tuesday, April 20, 2010 10:00 a.m. Eastern Time

NUMBER:	(866) 261-7147 (U.S. and Canada) or (703) 639-1227 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 20, 2010 1:00 p.m. Eastern Time through May 4, 2010 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International) Passcode: 1448311
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2010	2009

Net sales	$550.7	$512.4
Cost of sales	(463.9)	(402.4)

Gross profit	86.8	110.0
Selling and administrative expenses	(44.3)	(43.3)
Corporate overhead	(12.6)	(13.4)
Other income (expense), net	3.7	(3.7)

Income before interest and taxes	33.6	49.6
Interest expense, net	(8.7)	(8.7)

Income before taxes	24.9	40.9
Provision for income taxes	(5.7)	(15.2)

Net income	$19.2	$25.7

Earnings per share:
Basic	$0.19	$0.25

Diluted	$0.19	$0.25

Basic common shares outstanding	101.9	101.4
Diluted common shares outstanding	102.9	102.1

Supplemental financial information:
Capital spending	$63.1	$27.9
Cash balance	$197.6	$140.0

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures (1)
Unaudited

	Three Months Ended March 31,
	2010		2009
(in millions, except per share data)	Net Income	EPS	Net Income	EPS

As reported	$19.2	$0.19	$25.7	$0.25

Special items:
Alternative fuel mixture tax credits(2)	(9.2)	(0.09)	—	—
Asset disposal charges/closure costs(3)	2.5	0.02	—	—

Total special items	(6.7)	(0.07)	—	—

Excluding special items	$12.5	$0.12	$25.7	$0.25

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)	Represents additional income from the 2009 alternative fuel mixture tax credits.

(3)	Represents charges from asset disposals related to the Counce, Tennessee and Valdosta, Georgia major energy projects and the announced closure of the Ackerman, Mississippi wood products facility.